Exhibit 10.2

THIRD ALLONGE

This Third Allonge (“Allonge”), dated November 14, 2018, is to the Amended and Restated Secured Term Promissory Note, dated as of August 16, 2016 in the initial principal amount of $3,000,000.00 (as amended by an Allonge dated November 13, 2017 and a Second Allonge dated April 27, 2018, the “Note”) made by Creative Realities, Inc., a Minnesota corporation, Creative Realities, LLC, a Delaware limited liability company, and Conexus World Global, LLC, a Kentucky limited liability company, jointly and severally (each, and together herein referred to as “Maker”), payable to the order of Slipstream Communications, LLC, an Anguillan limited liability company (the “Holder”).

The Note was issued pursuant to that certain Loan and Security Agreement by and between, inter alia, Maker and the initial Holder dated as of August 16, 2016 (as amended by the First Amendment thereto dated as of December 12, 2016, the Second Amendment thereto dated as of November 13, 2017, the Third Amendment dated as of January 16, 2018, the Fourth Amendment dated as of April 27, 2018 and the Fifth Amendment dated as of the date hereof, and as it may be further amended, restated, supplemented, modified or otherwise changed from time to time, the “Loan Agreement”), and are subject to the terms and conditions thereof.

The Note currently matures on August 17, 2019. The Note is hereby amended as follows: the reference to “August 17, 2019” is hereby changed to “August 16, 2020.”

Except as expressly amended hereby, the Note, including without limitation the default and acceleration provisions thereof, remain in full force and effect, and Makers hereby confirm their liability thereunder to Holder.

IN WITNESS WHEREOF, this Allonge is executed and attached, or copies attached, to the Note on the date first set forth above.

MAKERS

CREATIVE REALITIES, INC. CREATIVE REALITIES, LLC CONEXUS WORLD GLOBAL, LLC

By:	/s/ Richard Mills
Name:	Richard Mills
Title:	Chief Executive Officer